August 20, 2015

Walter Geldenhuys, CEO

Advanced Voice Recognition Systems, Inc.

7659 E. Wood Drive

Scottsdale, AZ 85260

Re: Advisory Services

Dear Mr. Geldenhuys,

This letter agreement (“Agreement”) confirms the agreement of Advanced Voice Recognition Systems, Inc., a Corporation organized under the laws of the state of Nevada, with a principal place of business at 7659 E. Wood Drive, Scottsdale, AZ 85260 (the “Company”) to engage Dominion Harbor Group, LLC (“Dominion”) to provide specified services to the Company on the following terms and conditions:

RESPONSIBILITIES

  Dominion.
    Dominion will provide strategic advisory services to fund and support all pre-approved and necessary actions to support the common goal of, without limitation, the acquisition, sale, licensing, prosecution, enforcement, and settlement with respect to the intellectual property of the Company, including without limitation, the patents identified in Exhibit A (the “IP Rights” and the “Services” respectively). Services will additionally include valuation support, technical assistance including the generation of market relevancy documentation to support licensing efforts and post-grant review support if necessary.
    Dominion will recommend the acquisition of certain patents and/or patent portfolios by Company from time to time (“Acquired Patents”).  With the approval of the Company, Dominion will provide access to financing to Company for the acquisition of any Acquired Patents and Dominion will provide Services for Acquired Patents as set forth in this Agreement. Purchase price of Acquired Patents will be considered as included in Advanced Costs as defined below.
    Dominion will introduce the Company to individuals and entities that may act as counsel, consultants, vendors and experts relating to the Services and that may provide financing therefor.  Dominion or its affiliates may have existing relationships with these entities and individuals.  Dominion is not impartial in recommending entities and individuals that Dominion believes provide superior service. Dominion further represents and acknowledges that it has no ownership interests in these entities and none of these existing relationships present any conflicts of interests.
    Dominion will provide Company with regular updates, at least every thirty (30) days regarding the status, among other things, a summary of efforts related to the monetization of IP Rights, Advanced Costs incurred and current and anticipated entities that Dominion intends to approach.
    The Services will be provided by Dominion from such locations, and at such times, as Dominion shall reasonably determine.  Dominion agrees to provide the Services to the best of its reasonable abilities, but guarantees no particular outcome.
    Dominion will provide additional services as may be reasonably requested by the Company and approved by Dominion.
    Dominion will act as an independent contractor, and is not a fiduciary for the Company.

  The Company.
    Dominion will advise and make recommendations regarding monetization strategy, service providers, law firms, funding and other related matters, but decision-making and final approval rests solely with the Company.  Dominion is not affiliated with the Company and does not directly or indirectly control the Company.
    Dominion is not a law or accounting firm, or a tax advisor, and the Company will not rely on Dominion to provide any such advice or services, but will seek separate legal, accounting, tax and other similar advice and services at the Company’s its discretion.
    The Company identifies Walter Geldenhuys (the “Company Designee”) as the point of contact for Dominion.  Dominion will exclusively report to and coordinate with the Company Designee and may rely on him/her as the official spokesperson and authorized officer of the Company, with full authority to bind the Company.  The Company Designee may be changed by written notice.
    The Company will cooperate with Dominion so that the Services may be performed in an efficient and prompt manner.
    The Company will promptly inform Dominion of any relevant information relating to the IP Rights including, but not limited to prosecution matters, prior licensing discussions or any other potential matters regarding IP Rights.
    The Company will retain full, clear, and exclusive title to the IP Rights, free and clear of any liens, pledges, encumbrances or any other third party rights, except as discussed, recommended by Dominion in writing, and ultimately approved in writing by Company in connection with the monetization activities conducted in connection with the Services referenced in 1A.
    In the event of a transfer, sale, exchange, acquisition, or other event impacting title to the IP Rights (including a change of control or sale of the Company) (a “Transfer”), which Transfer was not discussed with or recommended by Dominion in writing, the Company shall offer an entity designated by Dominion an opportunity to conduct the Transfer on substantially similar terms, and shall hold such offer open for a period of twenty (20) business days.
    The Company has full right to monetize IP Rights against companies that Dominion does not intend to contact (an “Excluded Entity”).  To the extent that the Company identifies an entity that it believes may be an Excluded Entity it shall identify such entity in writing to Dominion and Dominion shall have ten (10) days to confirm if such entity is an Excluded Entity.  Upon Dominion’s confirmation, in the event of Company generating proceeds from any such Excluded Entity separate from Dominion Services, no payment is due from Company to Dominion.

  Both Dominion and the Company
    Dominion and the Company will act in a reasonable manner so as to preserve the other’s goodwill and reputation.
    Neither Dominion nor the Company will undertake actions intended to circumvent this Agreement.
    Both Dominion and the Company will take reasonable actions to preserve the confidential nature of any information exchanged during the course of this Agreement.
    Both Dominion and the Company will maintain records (including financial records) sufficient to determine their respective rights and obligations under this Agreement, and will make such records available promptly upon written request.

COSTS AND EXPENSES

  Payable by Dominion
    Dominion will pay all of its own travel, lodging, copying, fax, telephone and other ordinary business expenses incurred by Dominion in connection with this Agreement.
    Dominion shall pay all costs and expenses recommended by it and approved by the Company in connection with the Services (the “Advanced Costs”).  Advanced Costs shall include, for example, court filing fees, discovery costs, expert fees, deposition costs, graphics vendors, patent prosecution costs (including maintenance fees, continuation practice, post-grant proceedings at the USPTO, and fees resulting from Company’s patent prosecution counsel as deemed necessary and requested by Dominion) and other litigation-related expenses.  Aggregate Advanced Costs shall be Ten Million Dollars ($10,000,000), unless otherwise agreed on by both Dominion and Company.

  Payable by the Company
    The Company will pay all of its own travel, lodging, copying, fax, telephone and other ordinary business expenses incurred by the Company in connection with this Agreement, unless otherwise agreed upon by Dominion.
    The Company will be responsible and shall pay for any costs and expenses not deemed Advanced Costs, such as third party costs and expenses not recommended by Dominion.
    Except for Advanced Costs paid by Dominion in 4B, the Company will be responsible and shall pay for any contingency payments agreed upon between the Company and law firm(s) it undertakes in connection with monetization of the IP Rights. If there is litigation involving the IP Rights, it is possible that the Court might award sanctions, fees, or costs against the Company, all of which are the responsibility of and shall be borne by the Company unless otherwise covered by the law firm or other parties involved in Services (other than Dominion).

COMPENSATION

  Dominion Fee.  The Company agrees to pay Dominion 42.5% of the Net Consideration for the Services; provided however that to the extent that any proceeds are generated between the Company and companies agreed upon by Company and Dominion outside of litigation then Dominion would be entitled to 35% of the Net Consideration.

“Net Consideration” means the gross amount of any consideration (gross being defined as proceeds received prior to any deductions or reductions) collected by or made available to the Company in connection with Monetization Event related to the IP Rights, generated from the Services during the term of this Agreement including without limitation, any licensing fee, litigation settlement fee, payment of damages or other remedies, sale or other transaction payment, and any other consideration, assets and proceeds payable to the Company (each a “Monetization Event”) net of any contingency fees of counsel and of any Advanced Costs.

  Order of Payment/ Distribution of Consideration from the IP Rights: As consideration for Dominion to enter into this Agreement and to provide the Services, the Company shall, with respect to any Monetization Event (as that term is defined above), make payments in the following order:

    First, repayment of Advanced Costs;

    Second, fees of litigation counsel approved and engaged by Client on a contingency basis (“Litigation Counsel”) with such fees, unless otherwise agreed upon, not to exceed twenty-percent (20%) of the Gross Consideration and which Litigation Counsel was introduced to and engaged by the Company per the recommendation of Dominion (the “Litigation Counsel Fee”); and

    Third, the Dominion Fee.

    Fourth, all remaining portion of Gross Consideration will be available to Company.

For the avoidance of doubt, the Company and Dominion agree that the Advanced Costs, the Litigation Counsel Fee, and the Dominion Fee will be solely paid from proceeds from Monetization Events. Further, the Company and Dominion agree that if no proceeds are generated related to the IP Rights under this Agreement, then the Company will not be responsible for the payment of any Advanced Costs or any Litigation Counsel Fee accrued under this Agreement.

  If the Company takes or fails to take any action the result of which could adversely impact Dominion’s current or future ability to collect payment that is due or may become due under the terms of this Agreement, the Company will enter into an amendment to the Agreement with Dominion (in a form reasonably acceptable to Dominion) to eliminate the adverse impact of such action or failure to take action. For the avoidance of doubt, no liability will arise from Company not accepting Dominion’s proposals regarding Services or Monetization Event.

  Timing.  The Company shall wire the Dominion Fee within five (5) business days of the receipt of invoice from Dominion and funds clearing from Company’s financial institution.  If the Company receives non-cash consideration (e.g., stock), the Company and Dominion will cooperate to divide the non-cash consideration in a reasonably timely manner consistent with the fee table set forth above.  Any amounts that are not paid in a timely manner will bear interest at the lower of (i) 22% per annum and (ii) the maximum rate permitted by law.

Dominion’s wire information is:

Bank:                          Chase

Account Name:        Dominion Harbor Group, LLC

Account #:                 496697876

Routing #:                 111000614

Bank Address:          8111 Preston Road, Dallas, TX 75225

TERMINATION

  Generally; Survival.  This Agreement will terminate one (1) year after the last-to-expire of the patents included within the definition of IP Rights unless earlier terminated by mutual written consent of the parties or as set forth in Sections 11 and 12.  Sections 9, 10, 12, 13 and 15-17 of this Agreement shall survive any termination of this Agreement and survive until the expiration of the applicable statute of limitations. All payment obligations due prior to the expiration or termination of this Agreement shall survive such expiration or termination for any reason whatsoever.

  Termination by Dominion.
    Dominion may terminate this Agreement in the event of a material breach by the Company that is not cured, if capable of being cured, within thirty (30) days of notice to the Company of the breach.  In the event of such a termination,

                                          i.    The Company will repay any outstanding Advanced Costs within thirty (30) days of termination; and

                                        ii.    The Company will remain responsible for and shall pay the Dominion Fee under and in accordance with this Agreement.

Dominion may terminate this Agreement at its discretion upon fourteen (14) days written notice to the Company.  In the event of such a termination, the Company shall have no further payment obligation to Dominion under this Agreement.

  Termination by the Company.
    The Company may terminate this Agreement in the event of a material breach by Dominion that is not cured, if capable of being cured, within thirty (30) days of notice to Dominion of the breach.  In the event of such a termination for material breach, the Company shall have no further payment obligation to Dominion under this Agreement. For purposes of this Section 12(a), examples (without limitation) of a material breach would include breaches of the responsibilities of Dominion to provide the Services as set forth in Section 1 and to provide access to Advanced Costs as set forth in Section 4.
    The Company may further terminate this agreement for cause in the event that Dominion has not met the following benchmarks:

                                          i.    Within three (3) months of the Effective Date of this Agreement, Dominion shall have engaged at least one potential licensee to the IP Rights in licensing discussions (e.g., entering into a forbearance agreement prior to such discussions) and is in active discussions regarding IP Rights or have proposed the initiation of at least one action of patent infringement with respect to the IP Rights evidenced by presenting proposals from at least two (2) law firms for representing Company including time line for initiating at least one patent infringement action.

                                        ii.    If Dominion has ceased providing approved Services (as evidenced by Dominion not supporting ongoing or pending litigation or documented, active licensing negotiations) for at least ninety (90) days and provided that Company is not in breach of this Agreement at such time, then Company may terminate this Agreement, with thirty (30) calendar days written notice, without any payment obligation, then or in the future, as outlined in Sections 5 and 6.

REPRESENTATIONS AND WARRANTIES

  By the Company.  The Company represents and warrants that:
    It exclusively owns, and has full, clear and exclusive title to the IP Rights, free and clear of any liens, pledges, encumbrances or any other third party rights.
    It has disclosed to Dominion all prior attempts to enforce or monetize the IP Rights, whether through correspondence, litigation or otherwise.
    The IP Rights have never been held invalid or unenforceable.
    It has disclosed to Dominion all prior art it is aware of in connection with the IP Rights.
    All prior licenses, covenants, and other third party rights granted under the IP Rights are set forth on Exhibit B.

MISCELLANEOUS

  Common Interest.  From time to time, the parties may share information with each other that is covered by the attorney-client privilege, work product immunity, or other privileges and immunities.  This Agreement memorializes the parties’ understanding that any such communications are covered by a community of interest that exists between them with respect to the Services.  The parties intend that all applicable privileges and immunities have been, are, and will be preserved.

  Conflicts of Interest.  Dominion may in the future be engaged by other entities engaged in businesses similar to and competitive with the Company.  The Company has assessed the risks of these conflicts and potential conflicts and determined that the benefit of engaging an advisor with relevant experience outweighs the risks of these actual and potential conflicts. Dominion represents and acknowledges that it is not currently engaged by any entities that may potentially be approached with respect to IP Rights.

  Choice of Law.  This Agreement shall be governed by and construed under the laws of the State of Texas. Any disputes relating to or arising from this Agreement by or among the parties shall be resolved exclusively by arbitration to be conducted exclusively in Dallas, Texas, in accordance with the Commercial Rules of the American Arbitration Association.  Any court of competent jurisdiction shall be authorized to enforce the provisions of the previous sentence and enforce the remedies imposed by such arbitration.  The losing party in any action to adjudicate rights relating to this Agreement shall bear the costs of such action.

  Indemnification.  The Company shall indemnify, hold harmless and reimburse Dominion, its affiliates, directors, officers, controlling persons, employees, attorneys and agents (“Indemnified Persons”) against any and all claims, losses, damages, liabilities, expenses, costs, actions, joint or several, insofar as such claim, loss, damage, liability, expense or action arises out of the Company’s claims to the IP Rights, except such indemnification shall not be available if an Indemnified Person engaged in reckless or willful misconduct; or if an Indemnified Person fails to timely notify the Company of any claim or action, does not allow the Company to appoint counsel to defend such action or claim, or settles a claim or action without the Company’s written consent.

  Other
    There are no third-party beneficiaries under this Agreement.
    This Agreement shall be binding on and inure to the benefit of the Company and Dominion, and their respective successors, assigns, heirs and representatives. This Agreement may only be modified or amended by a written agreement signed by both parties.
    This Agreement constitutes the entire agreement between the parties and supersedes any prior written or oral agreements or understandings between the parties hereto.  No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.
    In the event that a party executes this Agreement by an electronic or scanned signature, such electronic or scanned signature shall create a valid and binding obligation of the party executing the same with the same force and effect as if such electronic or scanned signature were an original signed signature.

******

If the foregoing correctly sets forth our understanding, please sign below and return an executed copy of this Agreement to Dominion. We look forward to working with you.

Regards,

DOMINION HARBOR GROUP, LLC

By:      ________________________

Duly Authorized

Accepted and Agreed to:

Advanced Voice Recognition Systems, Inc.

By:      _____________________________

Duly Authorized

EXHIBIT A

IP Rights

Country	Application Number	Patent Number	Title
US	11/824794	7558730	Speech recognition and transcription among users having heterogeneous protocols
US	11/824794	7949534	Speech recognition and transcription among users having heterogeneous protocols
US	13/112137	8131557	Speech recognition and transcription among users having heterogeneous protocols
US	13/115105	8498871	Dynamic speech recognition and transcription among users having heterogeneous protocols
US	13/928383	N/A	Speech recognition and transcription among users having heterogeneous protocols
US	13/928381	N/A	Speech recognition and transcription among users having heterogeneous protocols
US	08/556077	5,960,447	Word tagging and editing system for speech recognition
US	09/996849	N/A	Integrated system and method for electronic speech recognition and transcription

EXHIBIT B

Encumbrances

None